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                       UGI UTILITIES INC. AND SUBSIDIARIES
           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                  AND PREFERRED STOCK DIVIDENDS - EXHIBIT 12.2
                             (THOUSANDS OF DOLLARS)

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
                                                     Six
                                                    Months
                                                    Ended                      Year Ended September 30,
                                                   March 31,      -----------------------------------------------------
                                                     2002           2001           2000           1999           1998
                                                   --------       --------       --------       --------       --------
EARNINGS:

Earnings before income taxes                       $ 60,437       $ 79,568       $ 82,882       $ 63,139       $ 57,007
Interest expense                                      8,491         18,724         18,135         17,317         17,383
Amortization of debt discount and expense               142            264            218            215            200
Interest component of rental expense                    696          1,541          1,318          1,539          1,624
                                                   --------       --------       --------       --------       --------
                                                   $ 69,766       $100,097       $102,553       $ 82,210       $ 76,214
                                                   ========       ========       ========       ========       ========
COMBINED FIXED CHARGES AND PREFERRED
    STOCK DIVIDENDS:

Interest expense                                   $  8,491       $ 18,724       $ 18,135       $ 17,317       $ 17,383
Amortization of debt discount and expense               142            264            218            215            200
Allowance for funds used during
    construction (capitalized interest)                   2             12             17             36             39
Interest component of rental expense                    696          1,541          1,318          1,539          1,624
Preferred stock dividend requirements                   775          1,550          1,550          1,550          2,160
Adjustment required to state preferred stock
    dividend requirements on a pretax basis             505          1,012            995            968          1,304
                                                   --------       --------       --------       --------       --------
                                                   $ 10,611       $ 23,103       $ 22,233       $ 21,625       $ 22,710
                                                   ========       ========       ========       ========       ========
Ratio of earnings to combined fixed charges
    and preferred stock dividends                      6.58           4.33           4.61           3.80           3.36
                                                  =========      =========       ========       ========       ========
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